Exhibit 10.3
LEXINGTON STRATEGIC ASSET CORPORATION

2005 EQUITY INCENTIVE COMPENSATION PLAN

Restricted Share Award Agreement
Award No.
          You are hereby awarded Restricted Shares subject to the terms and conditions set forth in this Restricted Share Award Agreement (“Award Agreement”), and in the Lexington Strategic Asset Corporation 2005 Equity Incentive Compensation Plan (the “Plan”), which is attached hereto as Exhibit A. You should carefully review the Plan, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.
          By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Lexington Strategic Asset Corporation (the “Company”) or the Committee pursuant to Section 4(c) of the Plan, and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.
1. Specific Terms. Your Restricted Shares are being awarded pursuant to Section 7 of the Plan and have the following terms:

Name of Participant

Number of Shares
Subject to Award

Purchase Price per
Share

Award Date

Vesting	Subject to Section 2, 1/13th of your Restricted Shares shall vest on ___, 20___ and thereafter 1/13th of your Restricted Shares shall vest on the last day of each following consecutive calendar quarter, provided that you are then in Continuous Service on the applicable vesting date. If your Continuous Service ends, the Company may repurchase your unvested Restricted Shares pursuant to Section 3 of this Award Agreement.

Restricted Share Award Agreement
Lexington Strategic Asset Corporation
2005 Equity Incentive Compensation Plan

Lifetime Transfer	☐ Allowed. ☐ Not allowed.
Deferral Elections	☐ Allowed in accordance with Section 7(g) of the Plan. ☐ Not allowed.

2. Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become 100% vested if your Continuous Service ends due to (i) your death or “disability” within the meaning of Section 22(e)(3) of the Code or (ii) an Involuntary Termination that occurs within the one year period following a Change in Control.
3. Call Right. If your Continuous Service ends, the Company will have the irrevocable option, exercisable for a period of ninety (90) days following the cessation of your Continuous Service, to repurchase from you all or any portion of your unvested Restricted Shares at a purchase price per Share equal to the lower of (i) the then Fair Market Value of one Share, or (ii) the Purchase Price per Share set forth in Section 1 of this Award Agreement.
4. Dividends. Any dividends on your Restricted Shares will be payable to you to the same extent as if your Shares were not subject to any restrictions.
5. Investment Purposes. You acknowledge that you are acquiring your Restricted Shares for investment purposes only and without any present intention of selling or distributing them.
6. Issuance of Restricted Shares. Until all vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement. The Company may, in its discretion, hold such Restricted Shares in escrow until vesting occurs.
7. Lapse of Vesting Restrictions. As vesting restrictions lapse, the Company shall cause certificates for Shares to be issued and delivered to you, with such legends and restrictions that the Committee determines to be appropriate. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.
8. Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Shares (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit B contains a suggested form of Section 83(b) election.
9. Restrictions on Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Participant may transfer this Award (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any

Restricted Share Award Agreement
Lexington Strategic Asset Corporation
2005 Equity Incentive Compensation Plan

of the following relatives of the Participant (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.
10. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.
11. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the Restricted Shares awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.
12. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
13. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
14. Modifications. This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.
14. Headings. Headings shall be ignored in interpreting this Award Agreement.
15. Severability. Every provision of this Award Agreement and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.
16. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

Restricted Share Award Agreement
Lexington Strategic Asset Corporation
2005 Equity Incentive Compensation Plan

17. Governing Law. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Delaware (disregarding any choice-of-law provisions).
18. Not a Contract of Employment. By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.
     BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

LEXINGTON STRATEGIC ASSET CORPORATION

By:

Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

LEXINGTON STRATEGIC ASSET CORPORATION
2005 Equity Incentive Compensation Plan
Exhibit A
Plan Document

LEXINGTON STRATEGIC ASSET CORPORATION
2005 Equity Incentive Compensation Plan
Exhibit B
Section 83(b) Election Form
Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

LEXINGTON STRATEGIC ASSET CORPORATION
2005 Equity Incentive Compensation Plan

Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)

     Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.
1.	My General Information:

Name:
Address:

S.S.N.
or T.I.N.:

2.	Description of the property with respect to which I am making this election:
                                         shares of                       stock of Lexington Strategic Asset Corporation (the “Restricted Shares”).
3.	The Restricted Shares were transferred to me on ___, 20___. This election relates to the 20___ calendar taxable year.

4.	The Restricted Shares are subject to the following restrictions:
The Restricted Shares are forfeitable until they is are earned in accordance with Section 8 of the Lexington Strategic Asset Corporation 2005 Equity Incentive Compensation Plan (“Plan”) Restricted Shares Award Agreement (“Award Agreement”) or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.
5.	Fair market value:
The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $                     per share.

6.	Amount paid for Restricted Shares:
The amount I paid for the Restricted Shares is $  per share.
7.	Furnishing statement to employer:
A copy of this statement has been furnished to my employer,                     . If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.
8.	Award Agreement or Plan not affected:
Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.
Dated:                      __, 200_.

Taxpayer

LEXINGTON STRATEGIC ASSET CORPORATION
2005 Equity Incentive Compensation Plan
Exhibit C
Designation of Beneficiary
     In connection with the RESTRICTED SHARE AWARD AGREEMENT (the “Award Agreement”) entered into on                                     , 200___ between Lexington Strategic Asset Corporation (the “Company”) and                                           , an individual residing at                                            (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Restricted Shares (as defined in the 2005 Equity Incentive Compensation Plan of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:

Address:

Social Security No.:

     The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:

By:

[Recipient Name]
Sworn to before me this
___ day of                     , 200_

Notary Public

County of

State of